EXHIBIT (e)(2)

NEUBERGER BERMAN ETF TRUST
DISTRIBUTION AGREEMENT
SCHEDULE A
Neuberger Berman Carbon Transition & Infrastructure ETF
Neuberger Berman China Equity ETF
Neuberger Berman Commodity Strategy ETF
 Neuberger Berman Disrupters ETF
Neuberger Berman Global Real Estate ETF
 Neuberger Berman Next Generation Connected Consumer ETF

DATED: [         ], 2023